EXHIBIT 2.5

FOURTH AMENDMENT TO STOCK PURCHASE AGREEMENT

This Fourth Amendment to the Stock Purchase Agreement (this “Amendment”) is made this 15th day of February, 2012, by and among Western Digital Corporation, a Delaware corporation (the “Buyer Parent”), Western Digital Ireland, Ltd., a corporation organized under the laws of the Cayman Islands and an indirect wholly owned subsidiary of the Buyer Parent (the “Buyer”), Hitachi, Ltd., a company incorporated under the laws of Japan (the “Seller”), and Viviti Technologies Ltd., a company incorporated under the laws of the Republic of Singapore and a wholly owned subsidiary of the Seller (the “Company”, and collectively with the Seller, Buyer and Buyer Parent, the “Parties”, and each, a “Party”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Stock Purchase Agreement (as defined below).

WHEREAS, the Parties entered into a Stock Purchase Agreement on March 7, 2011, as amended by a First Amendment to Stock Purchase Agreement, dated May 27, 2011, as further amended by a Second Amendment to Stock Purchase Agreement, dated November 23, 2011, and as further amended by a Third Amendment to Stock Purchase Agreement, dated January 30, 2012 (together, the “Stock Purchase Agreement”); and

WHEREAS, the Parties desire to amend the Stock Purchase Agreement as reflected herein.

NOW, therefore, in exchange for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Schedule 7.8 of the Stock Purchase Agreement. Schedule 7.8 of the Stock Purchase Agreement, Retained Land, is hereby deleted in its entirety and replaced by the Schedule 7.8 attached hereto as Exhibit A.

2. Effect on the Stock Purchase Agreement. This Amendment shall not constitute a waiver, amendment or modification of any provision of the Stock Purchase Agreement not expressly referred to herein. Except as expressly amended or modified herein, the provisions of the Stock Purchase Agreement are and shall remain in full force and effect and are hereby ratified and confirmed. On and after the date hereof, each reference in the Stock Purchase Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Stock Purchase Agreement as amended hereby, although it shall not alter the dates as of which any provision of the Stock Purchase Agreement speaks. For example, phrases such as “as of the date hereof” and “as of the date of this Agreement” shall continue to refer to March 7, 2011, the date that the Stock Purchase Agreement was originally executed. To the extent that a provision of this Amendment conflicts with or differs from a provision of the Stock Purchase Agreement, such provision of this Amendment shall prevail and govern for all purposes and in all respects.

3. Miscellaneous. Sections 12.4, 12.5, 12.7 and 12.13 of the Stock Purchase Agreement are incorporated herein by reference.

IN WITNESS WHEREOF, the Parties hereto have executed this Fourth Amendment to Stock Purchase Agreement as of the date first written above.

“BUYER PARENT”

WESTERN DIGITAL CORPORATION

By:	/s/ Michael C. Ray
	Name:	Michael C. Ray
	Title:	SVP, GC & Secretary

“BUYER”

WESTERN DIGITAL IRELAND, LTD.

By:	/s/ Michael C. Ray
	Name:	Michael C. Ray
	Title:	VP

“SELLER”

HITACHI, LTD.

By:	/s/ Toyoki Furuta
	Name:	Toyoki Furuta
	Title:	General Manager,
Business Development Office

“COMPANY”

VIVITI TECHNOLOGIES LTD.

By:	/s/ Christopher Dewees
	Name:	Christopher Dewees
	Title:	SVP & General Counsel

Signature Page to Fourth Amendment to Stock Purchase Agreement